Exhibit 2.1

FIRST AMENDMENT

TO

CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”), entered into effective as of October 31, 2013 at 5:00 p.m. (Houston, TX time) (the “Effective Time”), is made by and between Spectra Energy Corp, a Delaware corporation (“SE Corp”), and Spectra Energy Partners, LP, a Delaware limited partnership (“SEP”), each a “Party” and, together, the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Contribution Agreement dated as of August 5, 2013 (the “Contribution Agreement”); and

WHEREAS, the Parties desire to amend the Contribution Agreement as described in this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows as of the Effective Time:

Section 1. Definitions; References. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth (or otherwise provided for) in the Contribution Agreement. References herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of the Contribution Agreement.

Section 2. Amendments in respect of SE Capital-Steckman Ridge Loan.

(a) Amendments to Section 1.1 (Certain Definitions) Section 1.1 is amended as set forth below:

(i) The definition of “Conveyed Contracts” is hereby amended by the deletion of the words “the SE Capital-Steckman Ridge Loan and”.

(ii) The definition of “SE Capital-Steckman Ridge Loan” is hereby deleted.

(iii) The definition of “SE Capital-Steckman Ridge Loan Payment” is hereby amended and restated in its entirety to read as follows:

“SE Capital-Steckman Ridge Loan Payment” means an amount equal to the outstanding principal and accrued, but unpaid, interest owing to SE Capital as at the First Closing Date under the Existing Steckman Ridge Loan Agreement.”

(iv) The following new definitions are hereby added:

“Existing Steckman Ridge Loan Agreement” means the loan agreement dated as of October 15, 2007, among SE Capital and NJR, as lenders, and Steckman Ridge, LP, as borrower, pursuant to which, on the date of this Agreement and immediately prior to First Closing, the outstanding principal owing to SE Capital will be $70,400,000.

“New Steckman Ridge Loan Agreement” means a new loan agreement among SEP and NJR, as lenders, and Steckman Ridge, LP, as borrower, that will contain terms and conditions substantially similar to those of the Existing Steckman Ridge Loan Agreement.

“NJR” means NJR Storage Holdings Company or an Affiliate thereof.

“NJR-Steckman Ridge Loan Payment” has the meaning set forth in paragraph 6 of Part 1 of Exhibit B.

(b) Amendments to Article 2 (Contribution; Consideration; Closing)

(i) Section 2.2(a) is hereby amended by the deletion of the words “pay to SE Capital the SE Capital-Steckman Ridge Loan Payment, and”.

(ii) Section 2.3(b) is hereby amended by the deletion of the words “(except the SE Capital-Steckman Ridge Loan Payment)”.

(c) Amendment to Section 4.7 (Absence of Liabilities). Section 4.7(c) is hereby amended by the deletion of the words “SE Capital-Steckman Ridge Loan” and the insertion in their place of the following words “Existing Steckman Ridge Loan Agreement.”

(d) Amendment to Section 4.9 (Material Contracts). Section 4.9(c) is hereby amended and restated in its entirety to read as follows:

As of the date of this Agreement and immediately before First Closing, (i) the Existing Steckman Ridge Loan Agreement is, in all material respects, a valid and binding obligation of each of SE Capital and Steckman Ridge, LP in their respective capacities thereunder; (ii) the Existing Steckman Ridge Loan Agreement is, in all material respects, enforceable against SE Capital and Steckman Ridge, LP in such capacities in accordance with its terms (subject to the Bankruptcy and Equity Exception); and (iii) neither SE Capital nor Steckman Ridge, LP is in default or breach, in any material respect, of the Existing Steckman Ridge Loan Agreement and, to the Knowledge of SE Corp, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both).

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(e) Amendment to Section 5.6 (Financing). Section 5.6 is hereby amended by the deletion of the words “pay the SE Capital-Steckman Ridge Loan Payment and” and the insertion in their place of the following words “lend to Steckman Ridge, LP an amount under the New Steckman Ridge Loan Agreement equal to the SE Capital-Steckman Ridge Loan Payment and to pay”.

(f) Amendment to Section 6.12 (Intercompany Payables and Intercompany Receivables). Section 6.12 is hereby amended (i) by the deletion of the words “SE Capital-Steckman Ridge Loan, which shall be assigned at the First Closing as set forth in this Agreement” and the insertion in their place of the following words: “Existing Steckman Ridge Loan Agreement, which shall be refinanced at the First Closing as set forth in paragraph 6 of Part 1 of Exhibit B”; and (ii) by the insertion of the words “Working Capital” immediately before the word “Company” therein.

(g) Amendments to Exhibit B (Closing Transactions)

(i) Paragraph 6 of Part 1 of Exhibit B is hereby amended and restated in its entirety to read as follows:

SEP will enter into, and SE Corp will cause Steckman Ridge, LP and NJR to enter into, the New Steckman Ridge Loan Agreement. SE Corp will cause Steckman Ridge, LP to make a borrowing request to each of SEP and NJR under the New Steckman Ridge Loan Agreement for an amount equal to, respectively, (a) the SE Capital-Steckman Ridge Loan Payment, and (b) the amount of outstanding principal and accrued, but unpaid, interest owing from Steckman Ridge, LP to NJR under the Existing Steckman Ridge Loan Agreement (the “NJR -Steckman Ridge Loan Payment”). SEP will advance to Steckman Ridge, LP under the New Steckman Ridge Loan Agreement an amount equal to the SE Capital-Steckman Ridge Loan Payment, and SE Corp will cause NJR to advance to Steckman Ridge, LP under the New Steckman Ridge Loan Agreement an amount equal to the NJR-Steckman Ridge Loan Payment. SE Corp and SEP shall cause (I) Steckman Ridge, LP to repay in full to SE Capital and to NJR, respectively, the outstanding principal and accrued, but unpaid, interest owing from Steckman Ridge, LP to SE Capital and to NJR under the Existing Steckman Ridge Loan Agreement as at the First Closing Date, and (II) the termination of the Existing Steckman Ridge Loan Agreement upon receipt of such payments by SE Capital and NJR.

(ii) Paragraph 7 of Part 1 of Exhibit B is hereby amended by the deletion of the words “other than the SE Capital-Steckman Ridge Loan”.

(h) Amendments to Exhibit C (Closing Deliverables)

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(i) Paragraph (vi) of Part 1A of Exhibit C is hereby amended and restated in its entirety to read as follows: “SEP shall deliver to SE Corp an executed counterpart of the New Steckman Ridge Loan Agreement, and shall advance to Steckman Ridge, LP under the New Steckman Ridge Loan Agreement the SE Capital-Steckman Ridge Loan Payment;”.

(ii) Paragraph (vii) of Part 1A of Exhibit C is hereby amended by the deletion of the words “other than the SE Capital-Steckman Ridge Loan”.

(iii) Paragraph (v) of Part 1B of Exhibit C is hereby amended and restated in its entirety to read as follows: “SE Corp shall deliver, or cause to be delivered (A) a counterpart of the New Steckman Ridge Loan Agreement executed by Steckman Ridge, LP and NJR, (B) a borrowing request from Steckman Ridge, LP to SEP under the New Steckman Ridge Loan Agreement for an amount equal to the SE Capital-Steckman Ridge Loan Payment, and (C) a receipt from each of SE Capital and NJR evidencing the repayment in full and the termination of the Existing Steckman Ridge Loan Agreement;”.

(iv) Paragraph (vi) of Part 1B of Exhibit C is hereby amended by the deletion of the words “other than the SE Capital-Steckman Ridge Loan”.

Section 3. Amendments in respect of Working Capital.

(a) Section 1.1 is hereby amended by (i) deleting the definition “Post-Closing Adjustment”, (ii) amending and restating the definition of “Cash Distribution” in its entirety to read “has the meaning set forth in Section 2.3(c)”, and (iii) adding the following new definitions:

“MHP Post-Closing Adjustment” has the meaning set forth in Section 2.4(h)(iii).

“MHP Working Capital Companies” means Market Hub Partners Holding, Moss Bluff Hub, LLC and Egan Hub Storage, LLC.

“MLP GP Post-Closing Adjustment” has the meaning set forth in Section 2.4(h)(ii).

“MLP GP Working Capital Companies” means Spectra Energy Express Holding II, LLC, Express Holdings (USA), LLC, Express Pipeline LLC, Platte Pipe Line Company, LLC, Spectra Energy Express (US) Restructure Co, ULC, Spectra Energy Southeast MHP Holding, LLC, Spectra Energy Sand Hills Holding, LLC, and Spectra Energy Southern Hills Holding, LLC.

“Sabal Trail Post-Closing Adjustment” has the meaning set forth in Section 2.4(h)(iv).

“SE Transmission II Post-Closing Adjustment” has the meaning set forth in Section 2.4(h)(i).

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“SE Transmission II Working Capital Companies” means the Working Capital Companies that are held directly or indirectly by SE Transmission II immediately before First Closing, to the extent so held, except for any MHP Working Capital Company included in such group of Working Capital Companies.

(b) Section 2.2(a)(ii) is hereby amended and restated in its entirety to read as follows: “(ii) pay to MLP GP and SE Transmission the Base Cash Distribution (subject to adjustment pursuant to Section 2.3 and Section 2.4) and pay to each Contributor other than MLP GP and SE Transmission such amount as may be payable to such Contributor in cash pursuant to Section 2.3 (subject to adjustment pursuant to Section 2.4), and each Contributor other than MLP GP and SE Transmission shall pay SEP such amount as may be payable to SEP in cash pursuant to Section 2.3 (subject to adjustment pursuant to Section 2.4);”.

(c) Section 2.3(b)(i) is hereby amended and restated in its entirety to read as follows:

(i) “Working Capital. On the First Closing:

(A) SE Transmission II Working Capital Companies

1) If the aggregate Estimated Working Capital in respect of the SE Transmission II Working Capital Companies minus the Target Working Capital is a positive number, SEP shall pay in cash to SE Transmission an amount equal to Y% of the sum of the aggregate Estimated Working Capital in respect of the SE Transmission II Working Capital Companies minus the Target Working Capital, and SEP shall pay in cash to MLP GP an amount equal to X% of the sum of the aggregate Estimated Working Capital in respect of the SE Transmission II Working Capital Companies minus the Target Working Capital.

2) If the aggregate Estimated Working Capital in respect of the SE Transmission II Working Capital Companies minus the Target Working Capital is a negative number, SE Transmission shall pay in cash to SEP an amount equal to Y% of the sum of the Target Working Capital minus the aggregate Estimated Working Capital in respect of the SE Transmission II Working Capital Companies, and MLP GP shall pay in cash to SEP an amount equal to X% of the sum of the Target Working Capital minus the aggregate Estimated Working Capital in respect of the SE Transmission II Working Capital Companies.

(B) MLP GP Working Capital Companies

1) If the aggregate Estimated Working Capital in respect of the MLP GP Working Capital Companies minus the Target Working Capital is a positive number, SEP shall pay in cash to MLP GP an amount equal to the sum of the aggregate Estimated Working Capital in respect of the MLP GP Working Capital Companies minus the Target Working Capital.

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2) If the aggregate Estimated Working Capital in respect of the MLP GP Working Capital Companies minus the Target Working Capital is a negative number, MLP GP shall pay in cash to SEP an amount equal to the sum of the Target Working Capital minus the aggregate Estimated Working Capital in respect of the MLP GP Working Capital Companies.

(C) MHP Working Capital Companies

1) If the aggregate Estimated Working Capital in respect of the MHP Working Capital Companies minus the Target Working Capital is a positive number, then SEP shall pay in cash an amount equal to the sum of the aggregate Estimated Working Capital in respect of the MHP Working Capital Companies minus the Target Working Capital as follows: (I) the sum of (x) 4% of such amount and (y) X% of 96% of such amount, to MLP GP; and (II) Y% of 96% of such amount, to SE Transmission.

2) If the aggregate Estimated Working Capital in respect of the MHP Working Capital Companies minus the Target Working Capital is a negative number, then an amount equal to the sum of the Target Working Capital minus the aggregate Estimated Working Capital in respect of the MHP Working Capital Companies shall be paid in cash as follows: (I) the sum of (x) 4% of such amount and (y) X% of 96% of such amount, by MLP GP to SEP; and (II) Y% of 96% of such amount, by SE Transmission to SEP.

(D) Sabal Trail Transmission, LLC

1) If the Estimated Working Capital in respect of Sabal Trail Transmission, LLC minus the Target Working Capital is a positive number, SEP shall pay in cash to SE Sabal Trail an amount equal to the sum of the Estimated Working Capital in respect of Sabal Trail Transmission, LLC minus the Target Working Capital.

2) If the Estimated Working Capital in respect of Sabal Trail Transmission, LLC minus the Target Working Capital is a negative number, SE Sabal Trail shall pay in cash to SEP an amount equal to the sum of the Target Working Capital minus the Estimated Working Capital in respect of Sabal Trail Transmission, LLC.”

(d) Section 2.3(c) is hereby amended and restated in its entirety to read as follows:

“(c) The total cash consideration amount to be paid at the First Closing by SEP, comprising the sum of (i) the Base Cash Distribution payable to MLP GP and SE Transmission, as adjusted pursuant to this Section 2.3, and (ii) any cash payable by SEP pursuant to this Section 2.3 to any Contributor other than MLP GP and SE Transmission, less the sum of any cash payable by any Contributor other than MLP GP and SE Transmission pursuant to this Section 2.3 to SEP, is referred to in this Agreement as the “Closing Cash Distribution”. The Closing Cash Distribution shall be subject to a post-closing adjustment pursuant to the provisions of Section 2.4 (the Closing Cash Distribution, as so adjusted, being the “Cash Distribution”).”

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(e) Section 2.4(h) is hereby amended and restated in its entirety to read as follows:

“(h) The following post-closing adjustments will apply:

(i) The “SE Transmission II Post-Closing Adjustment” shall apply in respect of the First Closing only and shall be an amount equal to the Final Working Capital of the SE Transmission II Working Capital Companies minus the Estimated Working Capital of the SE Transmission II Working Capital Companies. If the SE Transmission II Post-Closing Adjustment is a positive amount, then SEP shall pay cash in such amount to MLP GP (as to X% of such amount) and SE Transmission (as to Y% of such amount). If the SE Transmission II Post-Closing Adjustment is a negative amount, then MLP GP (as to X% of the SE Transmission II Post-Closing Adjustment) and SE Transmission (as to Y% of the SE Transmission II Post-Closing Adjustment) shall pay cash to SEP, without the issuance of any additional equity in SEP to MLP GP or SE Transmission in respect thereof.

(ii) The “MLP GP Post-Closing Adjustment” shall apply in respect of the First Closing only and shall be an amount equal to the Final Working Capital of the MLP GP Working Capital Companies minus the Estimated Working Capital of the MLP GP Working Capital Companies. If the MLP GP Post-Closing Adjustment is a positive amount, then SEP shall pay cash in such amount to MLP GP. If the MLP GP Post-Closing Adjustment is a negative amount, then MLP GP shall pay cash to SEP, without the issuance of any additional equity in SEP to MLP GP in respect thereof.

(iii) The “MHP Post-Closing Adjustment” shall apply in respect of the First Closing only and shall be an amount equal to the Final Working Capital of the MHP Working Capital Companies minus the Estimated Working Capital of the MHP Working Capital Companies. If the MHP Post-Closing Adjustment is a positive amount, then SEP shall pay cash in such amount to MLP GP (being the sum of (A) 4% of the MHP Post-Closing Adjustment and (B) X% of 96% of the MHP Post-Closing Adjustment), and SE Transmission (being Y% of 96% of the MHP Post-Closing Adjustment). If the MHP Post-Closing Adjustment is a negative amount, then MLP GP (as to the sum of (I) 4% of the MHP Post-Closing Adjustment and (II) X% of 96% of the MHP Post-Closing Adjustment) and SE Transmission (as to Y% of 96% of the Post-Closing Adjustment) shall pay cash to SEP, without the issuance of any additional equity in SEP to MLP GP or SE Transmission in respect thereof.

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(iv) The “Sabal Trail Post-Closing Adjustment” shall apply in respect of the First Closing only and shall be an amount equal to the Final Working Capital of Sabal Trail Transmission, LLC minus the Estimated Working Capital of Sabal Trail Transmission, LLC. If the Sabal Trail Post-Closing Adjustment is a positive amount, then SEP shall pay cash in such amount to SE Sabal Trail. If the Sabal Trail Post-Closing Adjustment is a negative amount, then SE Sabal Trail shall pay cash to SEP, without the issuance of any additional equity in SEP to SE Sabal Trail in respect thereof.

(v) Any payment required to be made pursuant to this Section 2.4(h) shall be made within three Business Days after the relevant Final Statement becomes such, together with interest thereon, from the relevant Closing Date through the date on which the applicable payment is made, at the Interest Rate calculated and payable in accordance with Section 2.8. To the extent any such payment is made by MLP GP or SE Transmission, such payment shall be treated as an adjustment to the part of the Cash Distribution made to MLP GP or SE Transmission (as applicable) for all Tax purposes, to the maximum extent permitted by applicable Law.”

Section 4. Amendments in respect of Third Party Indebtedness.

(a) Section 2.3(b)(ii)(A)(1) is hereby amended by the deletion of the words “to the extent an interest therein is being contributed on the First Closing” and by the insertion in their place of the words “to the extent of SE Transmission II’s interest therein”.

(b) Section 2.3(b)(ii)(A)(2) is hereby amended by the deletion of the words “to the extent an interest therein is being contributed on the First Closing” and by the insertion in their place of the words “to the extent of SE Transmission II’s interest therein”.

(c) Section 2.3(b)(ii)(B)(1) is hereby amended by the deletion of the words “Spectra Energy Express Holding, LLC” and by the insertion in their place of the words “Spectra Energy Express Holding II, LLC (and any Company in which any of the foregoing Companies has a direct or indirect ownership interest, to the extent of such interest)”.

(d) Section 2.3(b)(ii)(B)(2) is hereby amended by the deletion of the words “Spectra Energy Express Holding, LLC” and by the insertion in their place of the words “Spectra Energy Express Holding II, LLC (and any Company in which any of the foregoing Companies has a direct or indirect ownership interest, to the extent of such interest)”.

Section 5. Amendments in respect of Pre-Closing Credit Support. Section 6.7 is hereby amended and restated in its entirety to read as follows:

6.7 Pre-Closing Credit Support. Within 30 days after the earliest Closing Date on which a Company is to be directly or indirectly contributed, in whole or in part, to SEP, SEP shall obtain, or cause to be obtained in the name of SEP or its Affiliates, replacement bonds, guaranties and letters of credit (each a “Replacement Credit Support”) for all bonds, guaranties and letters of credit posted by SE Corp or any of its Affiliates with respect to such Company (each a “Pre-Closing Credit

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Support”); provided, however, (I) that the amount of each Replacement Credit Support shall be equal to the product of (a) the aggregate value of the Pre-Closing Credit Support being replaced and (b) the direct or indirect percentage interest of SEP in such Company following the relevant Closing, and (II) as to any such bonds, SEP’s obligation to obtain, or cause to be obtained in the name of SEP or its Affiliates, a replacement bond shall be within the later of (a) 30 days after the earliest Closing Date on which a Company is to be directly or indirectly contributed, in whole or in part, to SEP, and (b) the expiration or the renewal of any such bond. Following each Closing, SEP shall, and shall cause each of the Companies in which SEP has a direct or indirect interest after such Closing to, jointly and severally, indemnify and hold harmless SE Corp and its Affiliates from and against the product of (i) any and all Losses in respect of any such Company arising from or relating to any Pre-Closing Credit Support with respect to which SEP has not obtained a Replacement Credit Support and (b) the direct or indirect percentage ownership interest of SEP in such Company. SE Corp shall, and shall cause its Affiliates to, provide reasonable cooperation to SEP in connection with SEP’s efforts to obtain each Replacement Credit Support pursuant to this Section 6.7.

Section 6. Amendments in respect of MLP GP Common Unit Consideration.

(a) Section 1.1 is hereby amended by adding the following new definition:

“MLP GP Common Unit Consideration” has the meaning set forth in paragraph 4 of Part 1 of Exhibit B.

(b) Section 1.1 is hereby further amended by the insertion of the words “the MLP GP Common Unit Consideration;” into the definition of “Total Unit Consideration”, after the words “the MLP GP General Unit Consideration;”.

(c) Section 2.2(a) is hereby amended by the insertion of the words “and the MLP GP Common Unit Consideration” after the words “the MLP General Unit Consideration”.

(d) Section 5.9(b) is hereby amended by the insertion of the words “and the MLP GP Common Unit Consideration” after the words “all of the MLP GP General Unit Consideration”.

(e) Section 6.18(b)(i) is hereby amended and restated in its entirety to read:

“(i) none of the SE Transmission (SE Transmission II) Unit Consideration, the SE SESH First Closing Unit Consideration, the SE Sabal Trail Unit Consideration, the MLP GP General Unit Consideration or the MLP GP Common Unit Consideration shall be entitled to receive, and each Contributor waives any right in respect thereof to receive, any quarterly cash distribution from SEP to SEP unitholders that is attributable to any quarterly period that ends prior to the First Closing, whether or not the First Closing Date is prior to the record date for such quarterly cash distribution.”

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(f) Paragraph 4 of Part 1 of Exhibit B is hereby amended by the insertion at the end of such paragraph of the words “and [                ] Common Units (the “MLP GP Common Unit Consideration”).

(g) Paragraph (iv) of Part 1A of Exhibit C is hereby amended by the insertion at the end of such paragraph of the words “and the MLP Common Unit Consideration”.

Section 7. Amendments in respect of Corrections to Legal Entity Names. The definitions of “New Business Services Agreements” and “New License Agreements” in Section 1.1 are hereby amended by the deletions of the words “Express Pipeline, LLC” and “East Tennessee Natural Gas Company, LLC” therein and replacement thereof by the words “Express Pipeline LLC” and “East Tennessee Natural Gas, LLC”, respectively.

Section 8. Amendments in respect of Corrections to Defined Terms. Each of Section 2.3(b)(ii)(A)(2) and Section 2.3(b)(ii)(B)(2) is hereby amended by the deletion of the words “Base Cash Consideration” therein and replacement thereof by the words “Base Cash Distribution”.

Section 9. Amendments to Exhibit A in respect of Contributed Entities. Row 30 of Exhibit A is hereby amended by the deletion in the second (2nd) column of the words “Spectra Energy Express Restructure Co., ULC” and replacement thereof by the words “Spectra Energy Express (US) Restructure Co., ULC”. Row 32 of Exhibit A is hereby amended by the deletion in the final column of the words “and Spectra Energy Southeast MHP Holding, LLC”.

Section 10. Amendments to Exhibit B in respect of Allocation of Consideration. Paragraph 5 of Part 1 of Exhibit B is hereby amended and restated in its entirety to read as follows, subject to completion of the amounts therein as contemplated by Section 2.2:

“Subject to adjustments in accordance with Sections 2.3 and 2.4, in consideration of the contributions contemplated by paragraphs 1 and 4 above, SEP would pay to MLP GP and SE Transmission the Base Cash Distribution at the First Closing, allocated as follows: MLP GP – $[                ] and SE Transmission – $[                ].”

Further, the following footnote is hereby inserted after the words “MLP GP – $[                ]”:

“$100,000,000 of which shall (and, at the election of SE Corp, all or part of any adjustment in cash payable by SEP to MLP GP pursuant to Section 2.4 may) comprise a preformation capital expenditure reimbursement related to MLP GP’s pre-First Closing ownership of 99% of Spectra Energy Sand Hills Holding, LLC and Spectra Energy Southern Hills Holding, LLC.”

Further, the following footnote is hereby inserted after the words “SE Transmission – $[                ]”:

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“All of which, together with any cash received by SE Transmission from SEP in respect of working capital adjustments pursuant to Section 2.3, up to an aggregate maximum of $400,000,000, shall (and, at the election of SE Corp, all or part of any adjustment in cash payable by SEP to SE Transmission pursuant to Section 2.4 may) comprise a preformation capital expenditure reimbursement related to its pre-First Closing indirect ownership interests in Texas Eastern Transmission, LP and Algonquin Gas Transmission, LLC.”

Section 11. Amendments to Exhibit E in respect of Amended and Restated Omnibus Agreement. Exhibit E to the Contribution Agreement is hereby amended by replacing it in its entirety with the Form of Amended and Restated Omnibus Agreement attached as Attachment 1 hereto.

Section 12. Amendment to Exhibit H in respect of New License Agreements. Exhibit H to the Contribution Agreement is hereby amended by replacing it in its entirety with the Form of New License Agreements attached as Attachment 2 hereto.

Section 13. Miscellaneous. All Sections of Article X of the Contribution Agreement are hereby incorporated in this Amendment by reference, provided that any references in any Sections of Article X to the “Agreement” or similar references shall be substituted for references to this Amendment. Except as modified herein, the terms of the Contribution Agreement remain in full force and effect, and all references therein to the “Agreement” shall be deemed to mean the Contribution Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, this First Amendment to Contribution Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.

SE CORP:

SPECTRA ENERGY CORP

By:	/s/ Alan N. Harris
Name:	Alan N. Harris
Title:	Chief Development & Operations Officer

SEP:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP,
its general partner

	By:	Spectra Energy Partners GP, LLC, its general partner

		By:	/s/ Julie A. Dill

		Name:	Julie A. Dill
		Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Contribution Agreement]

ATTACHMENT 1 – Form of Amended and Restated Omnibus Agreement

[Attached Behind this Page]

FORM OF

AMENDED AND RESTATED

OMNIBUS AGREEMENT

among

SPECTRA ENERGY CORP

SPECTRA ENERGY PARTNERS GP, LLC

SPECTRA ENERGY PARTNERS (DE) GP, LP

and

SPECTRA ENERGY PARTNERS, LP

TABLE OF CONTENTS

ARTICLE I. Definitions		1
1.1	Definitions	1

ARTICLE II. Indemnification		5
2.1	Environmental Indemnification	5
2.2	Additional Indemnification	6
2.3	Indemnification Procedures	6

ARTICLE III. Reimbursement Obligations		7
3.1	Reimbursement for Allocated Corporate, General and Administrative Expenses	7
3.2	Reimbursement for Direct Expenses	7
3.3	Budgets; Capital; Operating and Maintenance Expenses; and Corporate Governance Expenses	9

ARTICLE IV. Miscellaneous		9
4.1	Choice of Law; Submission to Jurisdiction	9
4.2	Notice	9
4.3	Entire Agreement	10
4.4	Termination	10
4.5	Effect of Waiver or Consent	10
4.6	Amendment or Modification	10
4.7	Assignment; Third-Party Beneficiaries	10
4.8	Counterparts	10
4.9	Severability	11
4.10	Gender, Parts, Articles and Sections	11
4.11	Further Assurances	11
4.12	Withholding or Granting of Consent	11
4.13	Laws and Regulations	11
4.14	Negation of Rights of Limited Partners, Assignees and Third Parties	11
4.15	No Recourse Against Officers or Directors	11
4.16	Successors	11

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AMENDED AND RESTATED

OMNIBUS AGREEMENT

THIS AMENDED AND RESTATED OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, [            ], 2013 (the “Effective Date”), and is by and among Spectra Energy Corp, a Delaware corporation (“Spectra”), Spectra Energy Partners GP, LLC, a Delaware limited liability company (“GP LLC”), Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (the “General Partner”), and Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

1. The Parties entered into that certain Omnibus Agreement effective as of July 2, 2007, which provided for the provision of certain services and indemnities by the General Partner, as amended by that certain First Amendment to Omnibus Agreement, effective as of April 4, 2008, and that certain Amendment No. 1 to Omnibus Agreement, effective as of June 1, 2010 (as so amended, the “Original Agreement”).

2. Spectra and the Partnership entered into that certain Contribution Agreement dated as of August 5, 2013, pursuant to which Spectra and the Partnership agreed to amend and restate the Original Agreement in its entirety to, among other things, eliminate the limit on the amount for which Spectra is entitled to reimbursed for certain corporate, general and administrative services that Spectra provides to the Partnership Group (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE I.

Definitions

1.1 Definitions.

As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agreement” means this Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” has the meaning given such term in the Partnership Agreement.

“Covered Environmental Losses” means all environmental and toxic tort losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws, including without limitation performance of any Environmental Activity; or

(ii) any event, omission or condition associated with ownership or operation of the IPO Partnership Assets relating to Environmental Activities (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the IPO Partnership Assets or the exposure to or Release of Hazardous Substances arising out of operation of the IPO Partnership Assets) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.

“Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the IPO Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“GP LLC” has the meaning given such term in the introduction to this Agreement.

“Gulfstream” means Gulfstream Natural Gas System, L.L.C., a Delaware limited liability company.

“Gulfstream Assets” means the assets owned by Gulfstream as of the IPO Closing Date.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

“Indemnified Party” means each Partnership Group Member and Spectra, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article II.

“Indemnifying Party” means each of the Partnership and Spectra, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.

“IPO Closing Date” means July 2, 2007 (the date of the closing of the Partnership’s initial public offering of Common Units).

“IPO Partnership Assets” means the natural gas transportation and storage assets (including the Gulfstream Assets, the Market Hub Assets and the interests in Gulfstream and Market Hub contributed to the Partnership in connection with its initial public offering and as more completely described in the Registration Statement) conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any Partnership Group Member, or owned by or necessary for the operation of the business, properties or assets of any Partnership Group Member, prior to or as of the IPO Closing Date.

“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.

“Market Hub” means Market Hub Partners Holding, a Delaware partnership.

“Market Hub Assets” means the assets owned by Market Hub as of the IPO Closing Date.

“Original Agreement” has the meaning given such term in the recitals to this Agreement.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of the IPO Closing Date, as amended by that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of April 11, 2008, and as it may be further amended, modified or supplemented from time to time in accordance with the terms thereof.

“Partnership Entities” means GP LLC, the General Partner and each Partnership Group Member.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Indemnitee” means any Person who is an Indemnitee (as defined in the Partnership Agreement); provided, that the term “Partnership Indemnitee” shall exclude Spectra and any Affiliate of Spectra which is not a Partnership Group Member.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Registration Statement” means the Registration Statement on Form S-1, as amended, (Registration No. 333-141687) filed with the Securities and Exchange Commission with respect to the initial public offering of Common Units by the Partnership.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Assets” means all assets of Spectra and its Affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement and other documents relating to the transactions referred to in the Contribution Agreement.

“Subsidiary” has the meaning given such term in the Partnership Agreement.

“Spectra” has the meaning given such term in the introduction to this Agreement.

“Units” has the meaning given such term in the Partnership Agreement.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II.

Indemnification

2.1 Environmental Indemnification. Subject to the provisions of Section 2.3, the Partnership Group shall indemnify, defend and hold harmless Spectra and its Affiliates, other than any Partnership Group Member, from and against any Covered Environmental Losses suffered or incurred by Spectra and its Affiliates, other than any Partnership Group Member, relating to the IPO Partnership Assets occurring after the IPO Closing Date; provided that in no event shall the Partnership Group indemnify, defend or hold harmless Spectra and its Affiliates from and against any Covered Environmental Losses relating to the Gulfstream Assets or the Market Hub Assets arising from or attributable to the 25.5% interest in Gulfstream or the 50% interest in Market Hub, respectively, owned by Spectra and its Affiliates from and after the IPO Closing Date except to the extent Spectra or any of its Subsidiaries, other than any Partnership Group Member, is indemnified by any Partnership Group Member for or against such Covered Environmental Loss pursuant to any other contract entered into after the IPO Closing Date.

2.2 Additional Indemnification.

(a) Subject to the provisions of Section 2.3, Spectra shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee by reason of or arising out of:

(i) all federal, state and local income tax liabilities attributable to the ownership or operation of the IPO Partnership Assets prior to the IPO Closing Date, including any such income tax liabilities of Spectra and its Affiliates that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the IPO Closing Date; and

(ii) the assets, liabilities, business or operations associated with the Retained Assets and whether occurring before or after the IPO Closing Date;

provided, however, that, (A) in the case of clause (i) above, such indemnification obligations shall survive until sixty (60) days after the expiration of any applicable statute of limitations, and (B) in the case of clause (ii) above, in no event shall Spectra indemnify, defend or hold harmless the Partnership Group or any Partnership Indemnitee from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee by reason of or arising out of any Retained Assets transferred by Spectra or any of its Affiliates, other than any Partnership Group Member, to any Partnership Group Member pursuant to any other contract entered into after the IPO Closing Date;

(b) Subject to the provisions of Section 2.3, in addition to and not in limitation of the indemnification provided under this Article II, the Partnership Group shall indemnify, defend, and hold harmless Spectra and its Affiliates, other than any Partnership Group Member, from and against any Losses suffered or incurred by Spectra and its Affiliates, other than any Partnership Group Member, by reason of or arising out of events and conditions associated with the operation of the IPO Partnership Assets that occurs on or after the IPO Closing Date (other than Covered Environmental Losses, which are covered by Section 2.1) except to the extent that the Partnership Group is indemnified with respect to any such Losses under Section 2.2(a); provided that in no event shall the Partnership Group indemnify, defend or hold harmless Spectra and its Affiliates from and against any Losses relating to the Gulfstream Assets or the Market Hub Assets arising from or attributable to the 25.5% interest in Gulfstream or the 50% interest in Market Hub, respectively, owned by Spectra and its Affiliates from and after the IPO Closing Date except to the extent Spectra or any of its Subsidiaries, other than any Partnership Group Member, is indemnified by any Partnership Group Member for or against such Loss pursuant to any other contract entered into after the IPO Closing Date.

2.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court or similar authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

ARTICLE III.

Reimbursement Obligations

3.1 Reimbursement for Allocated Corporate, General and Administrative Expenses.

(a) The General Partner hereby agrees to provide (or to cause its Affiliates to provide) the Partnership Group, from and after the IPO Closing Date, with certain corporate, general and administrative services, including, but which may include (in whole or in part) and are not limited to, legal, accounting, compliance, treasury, insurance, risk management, health, safety and environmental, human resources, credit, payroll, internal audit, and tax (collectively, “Corporate Governance”). These Corporate Governance services shall be consistent in nature and quality to the services of such type previously provided by the General Partner and its Affiliates in connection with its management and operation of the Partnership’s assets prior to their acquisition by the Partnership.

(b) The Partnership Group hereby agrees to reimburse the General Partner and its Affiliates for all expenses and expenditures the General Partner or its Affiliates incur or payments they make on behalf of the Partnership Group for these Corporate Governance services. Such reimbursable expenses shall also include employee benefits expenses for former employees of Spectra and its Affiliates arising out of services provided by such employees prior to the Effective Date with respect to assets or businesses that are owned by the Partnership as of the Effective Date.

(c) The General Partner shall be entitled to allocate any such expenses and expenditures between the Partnership Group, on the one hand, and the General Partner and its Affiliates, on the other hand, in accordance with the foregoing provision on any reasonable basis.

3.2 Reimbursement for Direct Expenses.

(a) The Partnership Group hereby agrees to reimburse the General Partner and its Affiliates for all direct expenses and expenditures, other than costs allocated pursuant to Section 3.1, they incur or payments they make on behalf of the Partnership Group, including, but not limited to, (i) salaries of personnel performing services on the Partnership Group’s behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel, (ii) capital expenditures, (iii) maintenance and repair costs, (iv) taxes and (v) direct expenses, including operating expenses and certain allocated operating expenses, associated with the ownership and operation of the Partnership’s assets; provided, that any allocated operating expenses shall be consistent in nature and quality to the services of such type previously provided by Spectra in connection with its management and operation of the Partnership’s assets prior to their acquisition by the Partnership.

(b) The Partnership Group hereby agrees to reimburse the General Partner and its Affiliates for all expenses and expenditures they incur or payments they make as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation.

(c) The obligation of the Partnership Group to reimburse the General Partner and its Affiliates pursuant to this Section 3.2 shall not be subject to any monetary limitation.

3.3 Budgets: Capital; Operating and Maintenance Expenses; and Corporate Governance Expenses.

(a) Prior to final approval, the General Partner agrees to provide to the Partnership the annual estimated budgets for the capital expenditures and costs associated with the entities in which the Partnership has an ownership interest and for which the Partnership is required to reimburse Spectra and its Affiliates pursuant to Sections 3.1 and 3.2. In the course of preparing such budgets, the General Partner agrees to consult with the Partnership regarding such budgets prior to their approval.

(b) The General Partner agrees to promptly provide the Partnership with all budget forecast(s) and variance analyses prepared by the General Partner or its Affiliates in the normal course of business and related to the budgets described in Section 3.3(a), and will consult with the Partnership with respect to material variances and expenditures not initially included in such budgets.

ARTICLE IV.

Miscellaneous

4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

4.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

For notice to Spectra:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attention: General Counsel

For notice to the Partnership Entities:

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Attention: Chief Financial Officer

4.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.4 Termination. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement, other than the provisions set forth in Article II hereof, may immediately thereupon be terminated by Spectra. This Agreement, other than the provisions set forth in Article II hereof, shall also terminate upon a Change of Control of GP LLC, the General Partner or the Partnership.

4.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

4.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

4.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. Each of the Parties hereto specifically intends that Spectra and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

4.8 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

4.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

4.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

4.12 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

4.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

4.14 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of Spectra, the Partnership or other Person shall have the right, separate and apart from Spectra or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

4.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of Spectra or any Partnership Entity.

4.16 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Omnibus Agreement on, and effective as of, the Effective Date.

SPECTRA ENERGY CORP

By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS GP, LLC

By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS (DE) GP, LP

By:	Spectra Energy Partners GP, LLC, its general partner

By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

By:
[Name]
[Title]

[Signature Page to the Amended and Restated Omnibus Agreement]

ATTACHMENT 2 – Form of New License Agreements

[Attached Behind this Page]

FORM OF LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is entered into effective as of [            ], 2013, between Spectra Energy Administrative Services, LLC, a Delaware limited liability company (“Licensor”), and [            ], a Delaware [            ] (“Licensee”).

RECITALS

WHEREAS, Licensor is the owner of the entire right, title and interest in and to the trademarks, service marks, logos, trade names and/or trade dress identified on Schedule A, along with the associated registrations and the good will of the business symbolized by said marks (collectively, the “Licensed Mark”); and

WHEREAS, Licensee desires to acquire an exclusive right and license to use the Licensed Mark on terms and conditions more fully set forth hereinafter.

NOW, THEREFORE, in consideration of the recitals, the mutual promises in this Agreement, and other valuable consideration, the parties agree as follows:

1.	Grant of License

Subject to and conditioned upon Licensee’s compliance with the other terms of this Agreement set forth hereinafter, Licensor hereby grants to Licensee for the Term the worldwide exclusive right to use the Licensed Mark for the Licensed Services, as set forth in Schedule A.

2.	Goodwill

Licensee acknowledges that title and ownership in the Licensed Mark and the goodwill associated therewith are and shall at all times remain in the Licensor and that, by this License Agreement, Licensee is not acquiring any title, ownership, or other interest in the Licensed Mark. All uses of the Licensed Mark by Licensee and all goodwill generated thereby shall inure exclusively and completely to the benefit of the Licensor. Licensee acknowledges the validity and enforceability of the Licensor’s rights and title in the Licensed Mark and agrees not to contest or challenge the validity of, or Licensor’s title in, the Licensed Mark.

3.	Use of Licensed Mark

Licensee shall use the Licensed Mark only in such art form, style and color, and in such logotype form, as specified or otherwise approved from time to time by Licensor. Licensee shall not itself alter or modify the Licensed Mark. Licensor shall retain the right, from time to time, and in its sole discretion, to modify, amend, alter or discontinue the Licensed Mark. Upon reasonable prior written notice thereof to the Licensee, the Licensee shall promptly conform or discontinue, as applicable, its use of the Licensed Mark as so modified, altered, amended or discontinued and the definition of Licensed Mark shall be deemed to be automatically amended into conformity with such changes in the Licensed Mark.

4.	Quality Control Standards and Restrictions

4.1	Licensee agrees that the manner of use and display of the Licensed Mark shall conform to the standards set by, and be under the control of, Licensor. Licensee agrees that the nature and quality of all Licensed Services offered in connection with the Licensed Mark shall conform to the standards set by, and be under the control of, Licensor. Licensee shall comply with all applicable laws relating to the provision, promotion, distribution and sale of the Licensed Services.

4.2	Licensor shall have the right from time to time to designate any additional standards, criteria, controls or restrictions on the Licensee’s use of the Licensed Mark; the nature, form and manner of use of advertising and promotional materials by Licensee on which the Licensed Mark appear; and any such other standards, criteria, controls or restrictions relating to the Licensee’s exercise of the license granted herein which Licensor, in its discretion, deems to be necessary or desirable to protect, preserve, enhance or extend Licensor’s rights in the Licensed Mark. At Licensor’s request upon reasonable advance notice to Licensee, Licensee shall permit Licensor to enter upon and to inspect any or all of the Licensee’s facilities, for purposes of monitoring and verifying proper compliance with the standards, criteria, controls and restrictions established by licensor. Such standards shall include, at a minimum, the requirement that Licensee not engage in any illegal activities in violation of criminal statutes. Licensee shall otherwise promptly comply with any other reasonable request by Licensor intended to determine the compliance of Licensee with the terms of this Agreement. Licensee acknowledges and agrees that strict compliance by Licensee with all such standards, criteria, controls and restrictions is of the essence of this Agreement and failure to do so shall be conclusively deemed to constitute a material breach of this Agreement.

4.3	Licensor shall also have the right to review all sublicensing agreements and to approve or disapprove the same, and the Licensee hereby agrees to submit all such agreements to Licensor for approval.

5.	Term

Unless otherwise terminated as provided elsewhere in this Agreement, the term of this Agreement shall run indefinitely for as long as the Licensee continues uninterrupted use of the Licensed Mark in compliance with the provisions and conditions of this Agreement.

6.	Royalties

(a)	In consideration of the license herein granted to the licensee, Licensee shall pay to Licensor royalties at the rate of 1% of the Gross Revenue of Licensee. As used herein, the term “Gross Revenue” shall mean all monetary operating receipts and any other consideration or value realized by Licensee from its business operations in connection with the Licensed Mark.

(b)	Licensee shall pay royalties to the Licensor annually on or before each February 15, based upon the Gross Revenue realized by the Licensee during the preceding calendar year. Licensee’s first royalty payment shall be due on or before February 15, 2014, and shall be based upon Licensee’s Gross Revenues for the period from November 1, 2013 to December 31, 2013. Each annual royalty payment shall be accompanied by a written royalty report setting forth the Licensee’s Gross Revenue during the preceding calendar year for which royalties are payable.

(c)	The Licensee shall keep true and accurate records according to generally accepted accounting principles and procedures as to all its Gross Revenue under this Agreement. The Licensor or its designated representatives shall have the right at reasonable times and upon reasonable advance notice to inspect and audit the Licensee’s records for the purpose of verifying the accuracy of any royalty payment and statement furnished to the Licensor by the Licensee under the above provisions of this Agreement.

(d)	Any amounts due to Licensor hereunder that are not paid as and when due shall bear interest at the rate of the lower of eighteen percent (18%) per annum or the maximum amount permitted by law. Such interest shall be in addition to, and not in lieu of, other remedies afforded Licensor hereunder, at law of in equity, for breach of this Agreement.

7.	Assignability

The Licensor shall have the right to assign, transfer, sub-contract or otherwise delegate the performance of any or all of its rights or responsibilities under this Agreement without the prior written consent of the Licensee. The license herein granted to the Licensee is personal and the Licensee is expressly prohibited from assigning, transferring, sub-contracting or otherwise delegating, either voluntarily or by operation of law, the performance of any of the Licensee’s rights or responsibilities under this Agreement, without the prior written consent of the Licensor.

8.	Default and Termination

(a)	This Agreement and the license herein granted to Licensee shall be terminable by Licensor immediately upon written notice of termination to Licensee, without Licensee having an opportunity to cure or otherwise avoid termination, in the event: (i) Licensee is declared bankrupt or judicially determined to be insolvent, or all or a substantial part of the assets of Licensee are assigned to or for the benefit of any creditor, or Licensee admits its inability to pay its debts as they come due; (ii) Licensee fails to operate under or in connection with any of the Licensed Mark for a period of thirty (30) consecutive days; (iii) Licensee fails, for a period of ten (10) days after notification of non-compliance, to comply with any federal, state or local law or regulation applicable to the Licensed Mark or otherwise to the operation of the Licensee’s business; (iv) Licensee attempts or purports to assign or otherwise delegate to any other party Licensee’s rights or responsibilities under this Agreement; (v) any change or transfer occurs in the ownership of the outstanding shares of voting stock in the Licensee which shifts the majority ownership and control of such shares from that existing as of the effective date of this Agreement; or (vi) Licensee is convicted of or pleads guilty or no contest to a felony or any other crime which licensor believes is likely to adversely affect the reputation or goodwill of the Licensed Mark.

(b)	In the event Licensee otherwise materially defaults in the performance of any of the terms of this Agreement, Licensor, in addition to all remedies available to Licensor at law or in equity, may give written notice of termination of this Agreement to Licensee, specifying the nature of the default, and this Agreement shall be automatically terminated unless such default is cured within fifteen (15) days after such written notice thereof.

(c)	Notwithstanding the foregoing, either Licensor or Licensee shall have the right to terminate this Agreement at any time without cause by giving at least thirty (30) days written notice to the other party in advance of the effective date termination is to take place.

(d)	In the event of termination of this Agreement for any reason, Licensee shall immediately cease any further use of the Licensed Mark.

9.	Impossibility of Performance

Each party shall be excused for any delay or default in the performance of this Agreement caused by any act of God, governmental restriction, wars, strikes, other work stoppages, fires, floods, or any other event or condition beyond its control.

10.	Notices

All notices and communications required or permitted to be sent under this Agreement shall be deemed made and delivered when transmitted in writing by registered or certified mail, return receipt requested, addressed to the receiving party at:

If to Licensor:	Spectra Energy Administrative Services, LLC
5400 Westheimer Court
Houston, TX 77056

If to Licensee:	[ ]
5400 Westheimer Court
Houston, TX 77056

or at such other address as shall be notified to the other party in compliance with this paragraph.

11.	Entire Agreement

This writing constitutes the entire agreement between the parties with respect to the subject matter hereof and no modifications or revisions hereof shall have any force or effect unless the same are made in writing and executed by the party against whom the enforcement is sought.

12.	Severance

In the event any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in force and effect.

13.	Survival

All obligations of Licensor and Licensee that expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

14.	Independent Contractor

Nothing herein shall be construed or deemed to create a franchise, joint venture, contract of employment or partnership between Licensor and Licensee.

15.	Headings

Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.	No Waiver

Failure by either party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

17.	Counterparts

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

18.	Controlling Law

This Agreement has been made and entered into in the State of Texas and shall be interpreted and applied in accordance with the laws of that state, but excluding and without reference to its conflict of law principles.

19.	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and shall be binding upon and inure to the benefit of the successors, legal representatives, and assigns of the parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and effective as of the date first above written.

Spectra Energy Administrative Services, LLC

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

Schedule A